STRYKER CORPORATION

TERMS AND CONDITIONS
RELATING TO RESTRICTED STOCK UNITS GRANTED
PURSUANT TO THE 2011 LONG-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED

NON-EMPLOYEE DIRECTORS
1.The Restricted Stock Units ("RSUs") with respect to Common Stock of Stryker Corporation (the "Company") granted to you during 2024 are subject to these Terms and Conditions Relating to Restricted Stock Units Granted Pursuant to the 2011 Long-Term Incentive Plan, as Amended and Restated (the "Terms and Conditions") and all of the terms and conditions of the Stryker Corporation 2011 Long-Term Incentive Plan, as Amended and Restated (the "2011 Plan"), which is incorporated herein by reference. In the case of a conflict between these Terms and Conditions and the terms of the 2011 Plan, the provisions of the 2011 Plan will govern. Capitalized terms used but not defined herein have the meaning provided therefor in the 2011 Plan, and "Stock Plan Administrator" means UBS Financial Services Inc. (or any other independent service provider engaged by the Company to assist with the implementation, operation and administration of the 2011 Plan).
2.Your right to receive the Shares issuable pursuant to the RSUs shall be only as follows:
(a)If you continue to be a Director, you will receive the Shares underlying the RSUs that have become vested as soon as administratively possible following the vesting date as set forth in the award letter.
(b)If you cease to be a Director by reason of Disability (as such term is defined in the 2011 Plan) or death prior to the date that your RSUs become fully vested, you or your estate will become fully vested in your RSUs, and you, your legal representative or your estate will receive all of the underlying Shares as soon as administratively practicable following your termination by Disability or death.
(c)If you cease to be a Director by reason of Retirement (as such term is defined in the 2011 Plan) prior to the date that your RSUs become fully vested, you (or your estate in the event of your death after your termination by Retirement) will continue to vest in your RSUs in accordance with the vesting schedule as set forth in the award letter as if you had continued your service as a Director.
(d)If you cease to be a Director prior to the date that your RSUs become fully vested for any reason other than those provided in (b) or (c) above, you shall cease vesting in your RSUs effective as of your Termination Date, which shall be the last day of your active service as a Director.
(e)Notwithstanding the foregoing, the Company may, in its sole discretion, settle your RSUs in the form of: (i) a cash payment to the extent settlement in Shares (1) is prohibited under local law, (2) would require you or the Company to obtain the approval of any governmental and/or regulatory body in your country of residence or (3) is administratively burdensome; or (ii) Shares, but require you to immediately sell such Shares (in which case, the Company shall have the authority to issue sales instructions in relation to such Shares on your behalf).
(f)You may elect to defer delivery of the Shares that are otherwise issuable upon the vesting date by completing a prescribed deferral election form and returning it to the Company according to the instructions on such deferral election form. The deferral election form will be distributed to you separately. If made, the deferral election shall be irrevocable. You generally shall receive your Shares at such time(s) specified in the deferral election form.

3.The number of Shares subject to the RSUs shall be subject to adjustment and the vesting dates hereof may be accelerated as follows:
(a)In the event that the Shares, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise) or if the number of such Shares shall be increased through the payment of a stock dividend or a dividend on the Shares of rights or warrants to purchase securities of the Company shall be made, then there shall be substituted for or added to each Share theretofore subject to the RSUs the number and kind of shares of stock or other securities into which each outstanding Share shall be so changed, or for which each such Share shall be exchanged, or to which each such Share shall be entitled. The other terms of the RSUs shall also be appropriately amended as may be necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind of the outstanding Shares, or of any stock or other securities into which such Shares shall have been exchanged, then if the Board of Directors shall, in its sole discretion, determine that such change equitably requires an adjustment in the RSUs, such adjustment shall be made in accordance with such determination.
(b)Fractional Shares resulting from any adjustment in the RSUs may be settled in cash or otherwise as the Board of Directors shall determine, in its sole discretion. Notice of any adjustment will be given to you and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes hereof.
(c)The Board of Directors shall have the power to amend the RSUs to permit the immediate vesting of the RSUs (and to terminate any unvested RSUs) and the distribution of the underlying Shares prior to the effectiveness of (i) any disposition of substantially all of the assets of the Company, (ii) the shutdown, discontinuance of operations or dissolution of the Company, or (iii) the merger or consolidation of the Company with or into any other unrelated corporation.
4.If you are resident outside of the United States, you agree, as a condition of the grant of the RSUs, to repatriate all payments attributable to the Shares and/or cash acquired under the 2011 Plan (including, but not limited to, dividends, dividend equivalents and any proceeds derived from the sale of the Shares acquired pursuant to the RSUs) required by and in accordance with local foreign exchange rules and regulations in your country of residence. In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in your country of residence. Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence.
5.If you are resident in a country that is a member of the European Union, the grant of the RSUs and these Terms and Conditions are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the "Age Discrimination Rules"). To the extent that a court or tribunal of competent jurisdiction determines that any provision of these Terms and Conditions is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.
6.Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the subsequent sale of any Shares acquired pursuant to the RSUs and the receipt of any dividends or dividend equivalents and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items. Further, if you become subject to taxation in more than one country between the grant date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company may be required to withhold or account for Tax-Related Items in more than one country.
Prior to any taxable event (or such later date(s) as specified in a valid deferral election form), if your country of residence (and/or the country services as a director occur, if different) requires withholding of Tax-Related Items, the Company shall withhold a number of whole Shares that have an aggregate Fair Market Value that the Company, taking into account local requirements and administrative issues, determines in its sole discretion is appropriate to cover withholding for Tax-Related Items with respect to the Shares. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items. In cases where the Fair Market Value of the number of whole Shares withheld is greater than the amount required to be paid to the relevant government authorities with respect to withholding for Tax-Related Items, the Company shall make a cash payment to you equal to the difference as soon as administratively practicable. In the event that withholding in Shares is prohibited or problematic under applicable law or otherwise may trigger adverse consequences to the Company, the Company shall withhold the Tax-Related Items required to be withheld with respect to the Shares in cash from your director fees or other amounts payable to you. In the event the withholding requirements are not satisfied through the withholding of Shares or through your director fees or other amounts payable to you by the Company, no Shares will be issued to you (or your estate) unless and until satisfactory arrangements have been made by you with respect to the payment of any Tax-Related Items that the Company determines, in its sole discretion, should be withheld or collected with respect to such RSUs. By accepting these RSUs, you expressly consent to the withholding of Shares and/or withholding from your director fees or other amounts payable to you as provided for hereunder. All other Tax-Related Items related to the RSUs and any Shares delivered in payment thereof are your sole responsibility.
7.The RSUs are intended to be exempt from the requirements of Code Section 409A. The 2011 Plan and these Terms and Conditions shall be administered and interpreted in a manner consistent with this intent. If the Company determines that these Terms and Conditions are subject to Code Section 409A and that it has failed to comply with the requirements of that Section, the Company may, at the Company's sole discretion, and without your consent, amend these Terms and Conditions to cause them to comply with Code Section 409A or be exempt from Code Section 409A.
8.The RSUs shall be transferable only by will or the laws of descent and distribution. If you purport to make any transfer of the RSUs, except as aforesaid, the RSUs and all rights thereunder shall terminate immediately.
9.The RSUs shall not be vested in whole or in part, and the Company shall not be obligated to issue any Shares subject to the RSUs, if such issuance would, in the opinion of counsel for the Company, violate the Securities Act of 1933 or any other U.S. federal, state or non-U.S. statute having similar requirements as it may be in effect at the time. The RSUs are subject to the further requirement that, if at any time the Board of Directors shall determine in its discretion that the listing or qualification of the Shares subject to the RSUs under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the issuance of Shares pursuant to the RSUs, the RSUs may not be vested in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.
10.The grant of the RSUs shall not confer upon you any right to serve as a Director of the Company nor limit in any way the right of the Company to terminate your service as a Director at any time.

You shall have no rights as a shareholder of the Company with respect to any Shares issuable upon the vesting of the RSUs until the date of issuance of such Shares.
11.You acknowledge and agree that the 2011 Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the RSUs under the 2011 Plan is a one-time benefit and does not create any contractual or other right to receive a grant of RSUs or any other award under the 2011 Plan or other benefits in lieu thereof in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of Shares subject to the grant, and the vesting provisions. Any amendment, modification or termination of the 2011 Plan shall not constitute a change or impairment of the terms and conditions of your service as a Director of the Company.
12.These Terms and Conditions shall bind and inure to the benefit of the Company, its successors and assigns and you and your estate in the event of your death.
13.The Company is located at 1941 Stryker Way, Portage, Michigan 49002, U.S.A. and grants RSUs under the 2011 Plan to employees and directors of the Company and Subsidiaries in its sole discretion. In conjunction with the Company's grant of the RSUs under the 2011 Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices ("Personal Data Activities"). In accepting the grant of the RSUs, you expressly and explicitly consent to the Personal Data Activities as described herein.
(a)The Company collects, processes and uses your personal data, including your name, home address, email address, and telephone number, date of birth, social insurance number or other identification number, citizenship, any Shares or directorships held in the Company, and details of all RSUs or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you. In granting the RSUs under the 2011 Plan, the Company will collect your personal data for purposes of allocating Shares and implementing, administering and managing the 2011 Plan. The Company's legal basis for the collection, processing and usage of your personal data is your consent.
(b)The Company transfers your personal data to the Stock Plan Administrator. In the future, the Company may select a different Stock Plan Administrator and share your personal data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for you, if an account is not already in place, to receive and trade Shares acquired under the 2011 Plan. You will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to your ability to participate in the 2011 Plan.
(c)The Company and the Stock Plan Administrator are based in the United States. You should note that your country of residence may have enacted data privacy laws that are different from the United States. The Company's legal basis for the transfer of your personal data to the United States is your consent.
(d)Your participation in the 2011 Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you withdraw your consent, you may be unable to participate in the 2011 Plan. This would not affect your existing directorship or your annual cash retainer; instead, you merely may forfeit the opportunities associated with the 2011 Plan.
You may have a number of rights under the data privacy laws in your country of residence. For example, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in your country or residence, and/or (vi) request a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding your rights or to exercise your rights, you should contact the Company's Human Resources Department.
14.The grant of the RSUs is not intended to be a public offering of securities in your country of residence. The Company has not submitted any registration statement, prospectus or other filing(s) with the local securities authorities (unless otherwise required under local law). No employee of the Company is permitted to advise you on whether you should acquire Shares under the 2011 Plan or provide you with any legal, tax or financial advice with respect to the grant of the RSUs. The acquisition of Shares involves certain risks, and you should carefully consider all risk factors and tax considerations relevant to the acquisition of Shares under the 2011 Plan or the disposition of them. Further, you should carefully review all of the materials related to the RSUs and the 2011 Plan, and you should consult with your personal legal, tax and financial advisors for professional advice in relation to your personal circumstances.
15.All questions concerning the construction, validity and interpretation of the RSUs and the 2011 Plan shall be governed and construed according to the laws of the state of Michigan, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the RSUs or the 2011 Plan shall be brought only in the state or federal courts of the state of Michigan.
16.The Company may, in its sole discretion, decide to deliver any documents related to the RSUs or other awards granted to you under the 2011 Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the 2011 Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
17.The invalidity or unenforceability of any provision of the 2011 Plan or these Terms and Conditions shall not affect the validity or enforceability of any other provision of the 2011 Plan or these Terms and Conditions.
18.If you are resident outside of the United States, you acknowledge and agree that it is your express intent that these Terms and Conditions, the 2011 Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs be drawn up in English. If you have received these Terms and Conditions, the 2011 Plan or any other documents related to the RSUs translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.
19.Notwithstanding any provisions of these Terms and Conditions to the contrary, the RSUs shall be subject to any special terms and conditions for your country of residence set forth in an addendum to these Terms and Conditions (an "Addendum"). Further, if you transfer your residence to another country reflected in an Addendum to these Terms and Conditions at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the award and the 2011 Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, any applicable Addendum shall constitute part of these Terms and Conditions.
20.The Company reserves the right to impose other requirements on the RSUs, any Shares acquired pursuant to the RSUs, and your participation in the 2011 Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the award and the 2011 Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

STRYKER CORPORATION

ADDENDUM TO
TERMS AND CONDITIONS
RELATING TO RESTRICTED STOCK UNITS GRANTED
PURSUANT TO THE 2011 PLAN, AS AMENDED AND RESTATED
In addition to the terms of the 2011 Plan and the Terms and Conditions, the RSUs are subject to the following additional terms and conditions (the "Addendum"). The information reflected in this Addendum is based on the securities, exchange control and other laws in effect in the respective countries as of December 2023. All capitalized terms as contained in this Addendum shall have the same meaning as set forth in the 2011 Plan and the Terms and Conditions. Pursuant to Section 20 of the Terms and Conditions, if you transfer your residence and/or place of service to another country reflected in an Addendum at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations, or to facilitate the operation and administration of the award and the 2011 Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).
Data Privacy Information: European Union ("EU") / European Economic Area ("EEA") / Switzerland and the United Kingdom*
*The below information is for data privacy purposes only and you should determine whether any other special terms and conditions apply to your awards in these jurisdictions.
1.Data Privacy. If you reside and/or you perform services in the EU / EEA, Switzerland or the United Kingdom the following provision replaces Section 14 of the Terms and Conditions:
The Company is located at 1941 Stryker Way, Portage, Michigan 49002, U.S.A. and grants RSUs under the 2011 Plan to employees and directors of the Company and its Subsidiaries in its sole discretion. You should review the following information about the Company's data processing practices.
(a)Data Collection, Processing and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes and uses certain personally-identifiable information about you for the legitimate interest of implementing, administering and managing the 2011 Plan and generally administering equity awards; specifically, including your name, home address, email address and telephone number, date of birth, social insurance number or other identification number, citizenship, any Shares or directorships held in the Company, and details of all options or any other awards granted, canceled, exercised, vested, or outstanding in your favor, which the Company receives from you. In granting the RSUs under the 2011 Plan, the Company will collect your personal data for purposes of allocating Shares and implementing, administering and managing the 2011 Plan. The Company's collection, processing, use and transfer of your personal data is necessary for the performance of the Company's contractual obligations under the 2011 Plan and pursuant to the Company's legitimate interest of managing and generally administering equity awards. Your refusal to provide personal data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the 2011 Plan. As such, by participating in the 2011 Plan, you voluntarily acknowledge the collection, processing and use of your personal data as described herein.
(b)Stock Plan Administration Service Provider. The Company transfers participant data to the Stock Plan Administrator. In the future, the Company may select a different Stock Plan Administrator and share your data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for you, if an account is not already in place, to receive and trade Shares acquired under the 2011 Plan. You will be asked to agree on separate terms and data processing practices with the Stock Plan Administrator, which is a condition to your ability to participate in the 2011 Plan.
(c)International Data Transfers. The Company and the Stock Plan Administrator are based in the United States. The Company can only meet its contractual obligations to you if your personal data is transferred to the United States. The Company's legal basis for the transfer of your personal data to the United States is to satisfy its contractual obligations to you and/or its use of the standard data protection clauses adopted by the EU Commission.
(d)Data Retention. The Company will use your personal data only as long as is necessary to implement, administer and manage your participation in the 2011 Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs your personal data, the Company will remove it from its systems. If the Company keeps your data longer, it would be to satisfy legal or regulatory obligations and the Company's legal basis would be for compliance with relevant laws or regulations.
(e)Data Subject Rights. You may have a number of rights under data privacy laws in your country of residence. For example, your rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in your country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of the Participant's personal data. To receive clarification regarding your rights or to exercise your rights, you should contact the Company's Human Resources Department.
ARGENTINA
1.Securities Law Information. Neither the grant of the RSUs, nor the issuance of Shares subject to the RSUs, constitutes a public offering in Argentina. The grant of RSUs pursuant to the 2011 Plan is a private placement and not subject to any filing or disclosure requirements in Argentina.
2.Language Consent. By accepting the RSUs, you acknowledge that you are proficient in reading and understanding English and fully understands the terms of the documents related to the RSUs (the Terms and Conditions, this Addendum and the 2011 Plan), which were provided in the English language. You accept the terms of these documents accordingly.
Consentimiento lingüístico. Al aceptar las RSU, usted reconoce que domina la lectura y la comprensión del inglés y comprende plenamente los términos de los documentos relacionados con las RSU (los Términos y condiciones, este Anexo y el Plan 2011), que se proporcionaron en inglés. Usted acepta los términos de estos documentos en consecuencia

AUSTRALIA
1.RSUs Conditioned on Satisfaction of Regulatory Obligations. If you are (a) a director of a Subsidiary incorporated in Australia, or (b) a person who is a management-level executive of a Subsidiary incorporated in Australia and who also is a director of a Subsidiary incorporated outside of the Australia, the grant of the RSUs is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) in Australia.
2.Securities Law Information. This grant of RSUs is being made under Division 1A Part 7.12 of the Australian Corporations Act 2001 (Cth). If Shares acquired under the Plan are offered for sale to a person or entity resident in Australia, your offer may be subject to disclosure requirements under Australian law. You should obtain legal advice on any disclosure obligations prior to making any such offer.
3.Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, you personally will be required to file the report. You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the 2011 Plan.
AUSTRIA
1.Exchange Control Information. If you hold securities (including Shares acquired under the 2011 Plan) or cash (including proceeds from the sale of Shares) outside Austria, you will be required to report certain information to the Austrian National Bank if certain thresholds are exceeded. Specifically, if you hold securities outside Austria, reporting requirements will apply if the value of such securities meets or exceeds a certain threshold or, as of December 31, meets or exceeds a certain threshold. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be submitted. If quarterly reporting is required, the reports must be filed by the fifteenth day of the month following the last day of the respective quarter. The annual reporting date is as of December 31 and the deadline for filing the annual report is January 31 of the following year. Further, if you hold cash in accounts outside Austria, monthly reporting requirements will apply if the aggregate transaction volume of such cash accounts meets or exceeds a certain threshold. In this case, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month, on a prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen). The thresholds described above may be subject to change. You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the 2011 Plan.
BELGIUM
1.Foreign Asset/Account Reporting Information. Belgian residents are required to report any security (e.g, Shares acquired under the 2011 Plan) or bank account established outside of Belgium on their personal annual tax return. In a separate report, Belgian residents also are required to provide a central contact point of the National Bank of Belgium with the account number of those foreign bank accounts, the name of the bank with which the accounts were opened and the country in which they were opened in a separate report. This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des credits caption. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the 2011 Plan.
2.Stock Exchange Tax Information. A stock exchange tax applies to transactions executed by Belgian residents through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax will apply when Shares acquired pursuant to the RSUs are sold. You should consult with a personal tax or financial advisor for additional details on your obligations with respect to the stock exchange tax.
3.Annual Securities Account Tax. An annual securities accounts tax may be payable if the total value of securities held in a Belgian or foreign securities account (e.g., Shares acquired under the 2011 Plan) exceeds a certain threshold on four reference dates within the relevant reporting period (i.e., December 31, March 31, June 30 and September 30). In such case, the tax will be due on the value of the qualifying securities held in such account. You should consult with a personal tax or financial advisor for additional details on your obligations with respect to the annual securities account tax.

BRAZIL
1.Compliance with Law. By accepting the RSUs, you acknowledge and agree to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of the RSUs, the issuance and/or sale of Shares acquired under the 2011 Plan and the receipt of any dividends.
2.Exchange Control Information. If you are resident or domiciled in Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is greater than US$1 million as of December 31 of each year. If the aggregate value exceeds US$100 million as of the end of each quarter, a declaration must be submitted quarterly. Assets and rights that must be reported include Shares acquired under the 2011 Plan. You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the 2011 Plan.
3.Tax on Financial Transaction (IOF). Repatriation of funds (e.g., the proceeds from the sale of Shares) into Brazil and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is your responsibility to comply with any applicable Tax on Financial Transactions arising from your participation in the 2011 Plan. You should consult with your personal tax advisor for additional details.
CANADA
1.Settlement in Shares. Notwithstanding anything to the contrary in the Terms and Conditions or the 2011 Plan, the RSUs shall be settled only in Shares (and may not be settled in cash).
2.Foreign Asset/Account Reporting Information. Specified foreign property, including the RSUs, Shares acquired under the 2011 Plan, and other rights to receive shares of a non-Canadian company held by a Canadian resident generally must be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year. Thus, the unvested portion of the RSUs must be reported – generally at a nil cost – if the C$100,000 cost threshold is exceeded because you holds other specified foreign property. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily will equal the fair market value of the Shares at the time of acquisition, but if you owns other Shares, the ACB may need to be averaged with the ACB of the other Shares. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the 2011 Plan.
BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE PROVISIONS OF THE 2011 PLAN, THE TERMS AND CONDITIONS AND THIS ADDENDUM.
PLEASE SIGN AND RETURN THIS ADDENDUM VIA EMAIL NO LATER THAN JUNE 30, 2024 TO STOCKPLANADMINISTRATION@STRYKER.COM.

Signature	Name (Printed)

Date

CHILE
1.Private Placement. The following provision shall replace Section 15 of the Terms and Conditions:
The grant of the RSUs hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement.
(a)The starting date of the offer will be the grant date, and this offer conforms to General Ruling no. 336 of the Chilean Commission for the Financial Markets ("CMF");
(b)The offer deals with securities not registered in the registry of securities or in the registry of foreign securities of the CMF, and therefore such securities are not subject to its oversight;
(c)The Company, as the issuer, is not obligated to provide public information in Chile regarding the foreign securities, as such securities are not registered with the CMF; and
(d)The Shares, as foreign securities, shall not be subject to public offering as long as they are not registered with the corresponding registry of securities in Chile.
(e)La fecha de inicio de la oferta será el de la fecha de otorgamiento y esta oferta se acoge a la norma de Carácter General n° 336 de la Comisión para el Mercado Financiero Chilena ("CMF");
(f)La oferta versa sobre valores no inscritos en el registro de valores o en el registro de valores extranjeros que lleva la CMF, por lo que tales valores no están sujetos a la fiscalización de ésta;
(g)Por tratar de valores no inscritos no existe la obligación por parte del emisor de entregar en chile información pública respecto de esos valores; y
(h)Esos valores no podrán ser objeto de oferta pública mientras no sean inscritos en el registro de valores correspondiente.
2.Exchange Control Information. If your aggregate investments held outside of Chile (including the value of Shares acquired under the 2011 Plan) are equal to or greater than US$5,000,000, you must provide the Central Bank with updated information accumulated for a three-month period within 45 calendar days of March 31, June 30 and September 30 and within 60 calendar days of December 31. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations Manual must be used to file this report. You are not required to repatriate funds obtained from the sale of Shares or the receipt of any dividends to Chile. However, if you decide to repatriate such funds, you must do so through the Formal Exchange Market if the funds exceed US$10,000. In such case, you must report the payment to a commercial bank or the registered foreign exchange office receiving the funds. If you do not repatriate the funds and instead use such funds for the payment of other obligations contemplated under a different Chapter of the Foreign Exchange Regulations, you must sign Annex 1 of the Manual of Chapter XII of the Foreign Exchange Regulations and file it directly with the Central Bank within the first 10 days of the month immediately following the transaction. You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the 2011 Plan.
3.Foreign Asset/Account Reporting Information. The Chilean Internal Revenue Service (“CIRS”) requires all taxpayers to provide information annually regarding: (a) any taxes paid abroad which they will use as a credit against Chilean income taxes, and (b) the results of foreign investments. These annual reporting obligations must be complied with by submitting a sworn statement setting forth this information before July 1 of each year. The sworn statement disclosing this information (or Formularios) must be submitted electronically through the CIRS website, www.sii.cl, using Form 1929. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the 2011 Plan.

COLOMBIA
1.Securities Law Information. The Shares subject to the RSUs are not and will not be registered in the Colombian registry of publicly traded securities (Registro Nacional de Valores y Emisores) and therefore the Shares may not be offered to the public in Colombia. Nothing in this document should be construed as the making of a public offer of securities in Colombia.
2.Exchange Control Information. Investments in assets located outside Colombia (including Shares) are subject to registration with the Central Bank (Banco de la República), as foreign investments held abroad, regardless of value. In addition, all payments related to the liquidation of such investments must be transferred through the Colombian foreign exchange market (e.g. local banks), which includes the obligation of correctly completing and filing the appropriate foreign exchange form (declaración de cambio). You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the 2011 Plan.
3.Foreign Asset/Account Reporting Information. An annual informative return must be filed with the Colombian Tax Office detailing any assets held abroad (including the Shares acquired under the 2011 Plan). If the individual value of any of these assets exceeds a certain threshold, each asset must be described (e.g., its nature and its value) and the jurisdiction in which it is located must be disclosed. You acknowledge that you personally are responsible for complying with this tax reporting requirement. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the 2011 Plan.

COSTA RICA
No country specific provisions.

FINLAND
1.Withholding of Tax-Related Items. Notwithstanding anything in Section 6 of the Terms and Conditions to the contrary, if you are a local national of Finland, any Tax-Related Items shall be withheld only in cash or other amounts payable to you in cash or such other withholding methods as may be permitted under the 2011 Plan and allowed under local law.
2.Foreign Asset/Account Reporting Information. Finland has not adopted any specific reporting requirements with respect to foreign assets/accounts. However, you should check your pre-completed tax return to confirm that the ownership of Shares and other securities (foreign or domestic) are correctly reported. If you find any errors or omissions, you must make the necessary corrections electronically or by sending specific paper forms to the local tax authorities. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the 2011 Plan.
FRANCE
1.Non-Qualified Nature of RSUs. The Award granted pursuant to the Terms and Conditions is not intended to be “French-qualified” and is ineligible for specific tax and/or social security treatment in France under Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.
2.Exchange Control Information. The value of any cash or securities imported to or exported from France without the use of a financial institution must be reported to the customs and excise authorities when the value of such cash or securities is equal to or greater than a certain amount (currently €10,000). You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the 2011 Plan.
3.Foreign Asset/Account Reporting Information. French residents must report annually any shares and bank accounts held outside France, including the accounts that were opened, used and/or closed during the tax year, to the French tax authorities, on an annual basis on a special Form N° 3916, together with your personal income tax return. Failure to report triggers a significant penalty. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the 2011 Plan.
4.Use of English Language. By accepting your RSUs, you acknowledge and agree that it is your wish that the Terms and Conditions, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to your RSUs, either directly or indirectly, be drawn up in English.
Langue anglaise. En acceptant l'allocation de vos RSUs, vous reconnaissez et acceptez avoir souhaité que le Termes et Conditions, le présent avenant, ainsi que tous autres documents exécutés, avis donnés et procédures judiciaires intentées, relatifs, directement ou indirectement, à l'allocation de vos RSUs, soient rédigés en anglais.
BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE PROVISIONS OF THE 2011 PLAN, THE TERMS AND CONDITIONS AND THIS ADDENDUM.
PLEASE SIGN AND RETURN THIS ADDENDUM VIA EMAIL NO LATER THAN JUNE 30, 2024 TO STOCKPLANADMINISTRATION@STRYKER.COM.

Signature	Name (Printed)

Date

GERMANY
1.Exchange Control Information. Cross-border payments in excess of €12,500 in connection with the sale of securities (including Shares acquired under the Plan) must be reported to the German Federal Bank (Bundesbank) by the fifth day of the month following the month in which the payment is received or made. If you acquire Shares with a value in excess of €12,500, the Employer will report the acquisition of such Shares to the German Federal Bank. If you otherwise make or receive a payment in excess of €12,500, you personally must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de). You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the Plan.
2.Foreign Asset/Account Reporting Information. German residents must notify their local tax office of the acquisition of Shares when they file their personal income tax returns for the relevant year if the value of the Shares acquired exceeds €150,000 or in the unlikely event that the resident holds Shares exceeding 10% of the Company’s total Shares outstanding. However, if the Shares are listed on a recognized U.S. stock exchange and you own less than 1% of the total Shares, this requirement will not apply even if Shares with a value exceeding €150,000 are acquired. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the 2011 Plan.
HONG KONG
1.Important Notice. Warning: The contents of the Terms and Conditions, this Addendum, the 2011 Plan, and all other materials pertaining to the RSUs and/or the 2011 Plan have not been reviewed by any regulatory authority in Hong Kong. You are hereby advised to exercise caution in relation to the offer thereunder. If you have any doubts about any of the contents of the aforesaid materials, you should obtain independent professional advice.
2.Lapse of Restrictions. If, for any reason, Shares are issued to you within six (6) months of the grant date, you agree that you will not sell or otherwise dispose of any such Shares prior to the six-month anniversary of the grant date.
3.Settlement in Shares. Notwithstanding anything to the contrary in this Addendum, the Terms and Conditions or the 2011 Plan, the RSUs shall be settled only in Shares (and may not be settled in cash).
4.Nature of the Plan. The Company specifically intends that the 2011 Plan will not be treated as an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance ("ORSO"). To the extent any court, tribunal or legal/regulatory body in Hong Kong determines that the 2011 Plan constitutes an occupational retirement scheme for the purposes of ORSO, the grant of the RSUs shall be null and void.
INDIA
1.Repatriation Requirements. You expressly agree to repatriate all sale proceeds and dividends attributable to Shares acquired under the 2011 Plan in accordance with local foreign exchange rules and regulations. Neither the Company, the local company or any of the Company's Subsidiaries shall be liable for any fines or penalties resulting from your failure to comply with applicable laws, rules or regulations.
2.Foreign Asset/Account Reporting Information. You are required to declare your foreign bank accounts and any foreign financial assets (including Shares acquired under the 2011 Plan held outside India) in your annual tax return. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the 2011 Plan.
IRELAND
1.Director Notification Obligations. If you are a director, shadow director or secretary of an Irish subsidiary whose interest in the Company represents more than 1% of the Company’s voting share capital, you are required to notify such Irish subsidiary in writing within a certain time period. upon the acquisition of RSUs or any Shares issued pursuant to RSUs. This notification requirement also applies with respect to the interests in the Company of your spouse or children under the age of 18 (whose interests will be attributed to you in your capacity as a director, shadow director or secretary of the Irish subsidiary).
ITALY
1.Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the 2011 Plan.
2.Foreign Asset Tax. The value of any Shares (and other financial assets) held outside Italy by individuals resident of Italy may be subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year. The value of financial assets held abroad must be reported in Form RM of the annual return. You should consult your personal tax advisor for additional information on the foreign asset tax.
JAPAN
1.Exchange Control Information. If you acquires Shares valued at more than ¥100,000,000 in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the Shares. You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the 2011 Plan.
2.Foreign Asset/Account Reporting Information. You will be required to report details of any assets held outside Japan as of December 31st to the extent such assets have a total net fair market value exceeding ¥50,000,000. This report is due by March 15 each year. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the 2011 Plan.
MEXICO
1.Securities Law Information. You expressly recognize and acknowledge that the Company's grant of RSUs and the underlying Shares under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the 2011 Plan, the Terms and Conditions and any other document relating to the RSUs may not be publicly distributed in Mexico. These materials are addressed to you only because of your existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are performing services for the Company in Mexico made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
NETHERLANDS
1.Waiver of Termination Rights. As a condition to the grant of the RSUs, you hereby waive any and all rights to compensation or damages as a result of the termination of your relationship with the Company and the local company for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the 2011 Plan, or (b) you ceasing to have rights under or ceasing to be entitled to any awards under the 2011 Plan as a result of such termination.
2.Tax Deferral Upon Retirement. Unless you otherwise elect by contacting Stryker no later than April 28, 2023, you hereby agree that upon Retirement eligibility, the RSUs shall not become taxable until the date of settlement when Shares are actually delivered or otherwise made available.
NEW ZEALAND
1.WARNING. You are being offered RSUs to be settled in the form of shares of Stryker Corporation common stock. If the Company runs into financial difficulties and is wound up, you may lose some or all your investment. New Zealand law normally requires people who offer financial products to give information to investors before they invest. This requires those offering financial products to have disclosed information that is important for investors to make an informed decision. The usual rules do not apply to this offer because it is an offer made under the Employee Share Scheme exemption. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment. You should ask questions, read all documents carefully, and seek independent financial advice before accepting the offer. The Company's Shares are currently traded on the New York Stock Exchange under the ticker symbol "SYK" and Shares acquired under the 2011 Plan may be sold through this exchange. You may end up selling the Shares at a price that is lower than the value of the Shares when you acquired them. The price will depend on the demand for the Company's Shares. The Company's most recent annual report (which includes the Company's financial statements) is available at [https://investors.stryker.com/financial-information/sec-filings/default.aspx]. You are entitled to receive a copy of this report, free of charge, upon written request to the Company at STOCKPLANADMINISTRATION@STRYKER.COM.
POLAND
1.Exchange Control Information. If you maintains bank or brokerage accounts holding cash and foreign securities (including Shares) outside of Poland, you will be required to report information to the National Bank of Poland on transactions and balances in such accounts if the value of such cash and securities exceeds PLN 7 million. If required, such reports must be filed on special forms available on the website of the National Bank of Poland. Further, any transfer of funds in excess of a certain threshold (generally, EUR 15,000) into or out of Poland must be effected through a bank account in Poland. Finally, you are required to store all documents connected with any foreign exchange transactions that you engages in for a period of five years, as measured from the end of the year in which such transaction occurred. You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the 2011 Plan.
2.Foreign Asset/Account Reporting Information. Polish residents holding foreign securities (e.g., Shares) and/or maintaining accounts abroad are obligated to file quarterly reports with the National

Bank of Poland incorporating information on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets held abroad) exceeds PLN 7,000,000. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the 2011 Plan.

PORTUGAL
•No country specific provisions.

PUERTO RICO
No country specific provisions.

ROMANIA
Exchange Control Information. You are not required to seek special authorization from the National Bank of Romania in order to open or maintain a foreign bank account. However, if you remit foreign currency into Romania (e.g., proceeds from the sale of Shares), you may be required to provide the Romanian bank through which the foreign currency is transferred with appropriate documentation. You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the 2011 Plan.

RUSSIA
1.IMPORTANT NOTIFICATION. You may be required to repatriate certain cash amounts received with respect to the RSUs to Russia as soon as you intend to use those cash amounts for any purpose, including reinvestment. If the repatriation requirement applies, such funds must initially be credited to you through a foreign currency account at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws. Under the Directive N 5371-U of the Russian Central Bank (the "CBR"), the repatriation requirement may not apply in certain cases with respect to cash amounts received in an account that is considered by the CBR to be a foreign brokerage account. Statutory exceptions to the repatriation requirement also may apply. You should contact your personal advisor to ensure compliance with the applicable exchange control requirements prior to vesting in the RSUs and/or selling the Shares acquired pursuant to the RSUs.
2.SECURITIES LAW NOTIFICATION. The grant of RSUs and the issuance of Shares upon vesting are not intended to be an offering of securities with the Russian Federation, and the Terms and Conditions, the 2011 Plan, this Addendum and all other materials that you receive in connection with the grant of RSUs and your participation in the 2011 Plan (collectively, "Grant Materials") do not constitute advertising or a solicitation within the Russian Federation. In connection with your grant of RSUs, the Company has not submitted any registration statement, prospectus or other filing with the Russian Federal Bank or any other governmental or regulatory body within the Russian Federation, and the Grant Materials expressly may not be used, directly or indirectly, for the purpose of making a securities offering or public circulation of Shares within the Russian Federation. Any Shares acquired under the 2011 Plan will be maintained on your behalf outside of Russia. Moreover, you will not be permitted to sell or otherwise alienate any Shares directly to other Russian legal entities or individuals.
3.EXCHANGE CONTROL NOTIFICATION. You are solely responsible for complying with applicable Russian exchange control regulations. Since the exchange control regulations change frequently and without notice, you should consult your legal advisor prior to the acquisition or sale of Shares under the 2011 Plan to ensure compliance with current regulations. As noted, it is your personal responsibility to comply with Russian exchange control laws, and neither the Company nor any Subsidiary will be liable for any fines or penalties resulting from failure to comply with applicable laws.
4.ANTI-CORRUPTION NOTIFICATION. Anti-corruption laws prohibit certain public servants, their spouses and their dependent children from owning any foreign source financial instruments (e.g., shares of foreign companies such as the Company). Accordingly, you should inform the Company if you are covered by these laws as this relates to your acquisition of Shares under the 2011 Plan.
SINGAPORE
1.Qualifying Person Exemption. The following provision shall replace Section 15 of the Terms and Conditions:
The grant of the RSUs under the 2011 Plan is being made pursuant to the "Qualifying Person" exemption" under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) ("SFA"). The 2011 Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that, as a result, the RSUs are subject to section 257 of the SFA and you will not be able to make (a) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the RSUs in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).
2.Director Reporting Notification. If you are a director, associate director or shadow director of a Singapore company, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore company in writing when you receive an interest (e.g., RSUs or Shares) in the Company or any related company. In addition, you must notify the Singapore company when you sell Shares (including when you sell Shares acquired at vesting of the Restricted Stock Units). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of Participant's interests in the Company or any related company within two business days of becoming a director.
SOUTH AFRICA
1.Exchange Control Obligations. You are solely responsible for complying with applicable exchange control regulations and rulings (the "Exchange Control Regulations") in South Africa. As the Exchange Control Regulations change frequently and without notice, you should consult your legal advisor prior to the acquisition or sale of Shares under the 2011 Plan to ensure compliance with current Exchange Control Regulations. Neither the Company nor any of its Subsidiaries will be liable for any fines or penalties resulting from your failure to comply with applicable laws.
2.Securities Law Information and Deemed Acceptance of RSUs. Neither the RSUs nor the underlying Shares shall be publicly offered or listed on any stock exchange in South Africa. The offer is intended to be private pursuant to Section 96 of the Companies Act and is not subject to the supervision of any South African governmental authority. Pursuant to Section 96 of the Companies Act, the RSU offer must be finalized on or before the 60th day following the grant date. If you do not want to accept the RSUs, you are required to decline the RSUs no later than the 60th day following the grant date. If you do not reject the RSUs on or before the 60th day following the grant date, you will be deemed to accept the RSUs.
SOUTH KOREA
1.Domestic Broker Requirement for Selling Shares. Residents of South Korea may not be permitted to sell foreign securities (such as Shares acquired under the Plan) through non-Korean brokers (such as Stock Plan Administrator) or deposit funds resulting from the sale of Shares in an account with an overseas financial institution. If you wish to sell Shares acquired under the Plan, you are required to personally transfer the Shares received pursuant to the RSUs to a domestic investment broker in South Korea and to effect the sale through such broker. You are solely responsible for (a) establishing and maintaining your local brokerage account with a domestic broker in South Korea, and (b) all costs, fees and expenses associated with the establishment and maintenance of your local brokerage account with the domestic broker in South Korea. Your non-compliance with the requirement to sell Shares through a domestic broker in South Korea can result in significant penalties. You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the Plan.
SPAIN
1.Exchange Control Information. If you hold 10% or more of the Share capital of the Company or such other amount that would entitle you to join the Company's board of directors, the acquisition, ownership and disposition of such Shares must be declared for statistical purposes to the Spanish Dirección General de Comercio e Inversiones (the Bureau for Commerce and Investments), which is a department of the Ministry of Economy and Competitiveness. The declaration (via Form 6) must be made in January for Shares acquired or disposed of during the prior calendar year and/or for Shares owned as of December 31 of the prior calendar year; provided, if the value of the Shares acquired or sold exceeds €1,502,530, the declaration must be filed within one month of the acquisition or disposition of the Shares, as applicable. You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the 2011 Plan.
2.Foreign Asset/Account Reporting Information. To the extent you hold rights or assets (e.g., cash or the Shares held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset as of December 31 each year (or at any time during the year in which you sells or disposes of such right or asset), you are required to report information on such rights and assets on your tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000 per type of right or asset as of each subsequent December 31, or if you sells Shares or cancel bank accounts that were previously reported. Failure to comply with this reporting requirement may result in penalties to the Spanish residents. In addition, you may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including Shares acquired under the 2011 Plan), and any transactions with non-Spanish residents (including any payments of Shares made pursuant to the 2011 Plan), depending on the balances in such accounts together with the value of such instruments as of December 31 of the relevant year, or the volume of transactions with non-Spanish residents during the relevant year. You should consult with your personal advisor(s) regarding any personal foreign asset/foreign account tax obligations you may have in connection with your participation in the 2011 Plan.

SWITZERLAND
1.Securities Law Information. Neither this document nor any other materials relating to the RSUs (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services ("FinSA") (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee or a director of the Company or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority ("FINMA").
TAIWAN
1.Securities Law Notice. The offer of participation in the 2011 Plan is available only for employees of the Company and its Subsidiaries. The offer of participation in the 2011 Plan is not a public offer of securities by a Taiwanese company.
2.Exchange Control Information. You may acquire and remit foreign currency (including proceeds from the sale of Shares acquired under the 2011 Plan) into Taiwan up to US$5,000,000 per year without justification. If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank. You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the 2011 Plan.
THAILAND
1.Exchange Control Information. If you receive proceeds from the sale of Shares or cash dividends in relation to the Shares in excess of US$1,000,000 in a single transaction, you must immediately repatriate the funds to Thailand (or utilize such funds offshore for permissible purposes) and convert the funds to Thai Baht within 360 days of repatriation or deposit the funds in an authorized foreign exchange account in Thailand. You are also required to provide details of the transaction (i.e., identification information and purpose of the transaction) to the receiving bank. If you do not repatriate such funds and utilizes them offshore for permissible purposes (i.e., purposes not listed in the negative list prescribed by the Bank of Thailand), you must obtain a waiver of the repatriation requirement from a commercial bank in Thailand by submitting an application and supporting documents evidencing that such funds will be utilized offshore for permissible purposes. You should consult with your personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations you may have in connection with your participation in the 2011 Plan.
TÜRKIYE
1.Securities Law Information. Under Turkish law, you are not permitted to sell any Shares acquired under the 2011 Plan within Turkey. The Shares are currently traded on the New York Stock Exchange, which is located outside of Turkey, under the ticker symbol "SYK" and the Shares may be sold through this exchange.
2.Financial Intermediary Obligation. You acknowledge that any activity related to investments in foreign securities (e.g., the sale of Shares) should be conducted through a bank or financial intermediary institution licensed by the Turkey Capital Markets Board and should be reported to the Turkish Capital

Markets Board. You solely are responsible for complying with this requirement and should consult with a personal legal advisor for further information regarding any obligations in this respect.
UNITED ARAB EMIRATES
No country specific provisions.

UNITED KINGDOM
1.Income Tax and Social Insurance Contribution Withholding. The following provision shall supplement Section 6 of the Terms and Conditions:
Without limitation to Section 6 of the Terms and Conditions, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company, the local company or by HM Revenue and Customs ("HMRC") (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and/or the local company against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC on your behalf (or any other tax authority or any other relevant authority).
2.Exclusion of Claim. You acknowledge and agree that you will have no entitlement to compensation or damages in consequence of the termination of your service with the Company and the local company for any reason whatsoever and whether or not in breach of contract, insofar as any purported claim to such entitlement arises or may arise from your ceasing to have rights under or to be entitled to vest in the RSUs as a result of such termination of service (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the RSUs. Upon the grant of the RSUs, you shall be deemed irrevocably to have waived any such entitlement.
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